As filed with the Securities and Exchange Commission on January 25, 2001

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           ---------------------------
                                 TELIGENT, INC.
             (Exact name of registrant as specified in its charter)

          Delaware
(State or other jurisdiction of                        54-18665620
 incorporation or organization)          (I.R.S. Employer Identification No.)


                               8065 LEESBURG PIKE
                                    SUITE 400
                             VIENNA, VIRGINIA 22182
                                 (703) 762-5100
                (Name, address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)
                           ---------------------------
                            LAURENCE E. HARRIS, ESQ.
                                 TELIGENT, INC.
                                    SUITE 400
                               8065 LEESBURG PIKE
                             VIENNA, VIRGINIA 22182
                                 (703) 762-5100
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)
                           ---------------------------
                           WITH COPIES OF NOTICES TO:

                              ROBERT ROSENMAN, ESQ.
                             CRAVATH, SWAINE & MOORE
                                 WORLDWIDE PLAZA
                                825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1000
                           ---------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                     Proposed
Title of each class Securities    Amount to be    Maximum Offering       Proposed Maximum           Amount of
      to be Registered           Registered (1)    Price Per Unit     Aggregate Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------------
   Class A Common Stock,
       $.01 par value             131,578,947        $3.16(2)          $415,789,473(2)             $103,947(2)
-------------------------------------------------------------------------------------------------------------------
   Class A Common Stock,
       $.01 par value               4,972,370        $3.16(2)          $ 15,712,689(2)               $3,928 (2)
           Total:                 136,551,317           --             $431,502,162                $107,875
===================================================================================================================

(1) Represents shares of Class A common stock being registered for resale by the selling stockholder pursuant to this registration statement consisting of (i) a maximum of 131,578,947 shares issuable pursuant to the purchase agreement, dated as of December

     7, 2000, and (ii) 4,972,370 shares as may become issuable upon exercise of the warrants, which were issued in connection with the purchase agreement. For purpose of estimating the number of shares to be included in this registration statement, we assumed that $250 million of our shares would be purchased under the purchase agreement at an assumed price of $1.90 per share, the minimum price per share. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of Class A Common Stock, as reported by the Nasdaq National Market on January 22, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED JANUARY 25, 2001

PROSPECTUS


                                [GRAPHIC OMITTED]
                                    Teligent

                                 TELIGENT, INC.
                              CLASS A COMMON STOCK
                                  ____________

     This prospectus relates to the offer and sale by RGC International Investors, LDC ("RGC") of up to 131,578,947 shares of our Class A common stock that may be purchased by RGC pursuant to a purchase agreement dated December 7, 2000. Pursuant to the purchase agreement, we may from time to time through o, 2002 [18 months from effectiveness], sell up to an aggregate of $250 million of Class A common stock to RGC in tranches. The aggregate purchase price to be paid by RGC for each tranche shall be designated by us in draw down notices delivered from time to time to RGC, and the number of shares to be purchased by RGC in each tranche will be based upon the volume-weighted average trading price of the shares for each of the nine business days following the receipt of a draw down notice. In addition, the prospectus relates to an additional 4,972,370 shares of Class A common stock that may be acquired by RGC pursuant to the exercise of warrants issued in connection with the purchase agreement at an exercise price of $3.62 per share. Warrants to purchase 3,729,278 shares vested on December 7, 2000. The remaining 1,243,092 warrants will vest pro rata with each tranche purchased after the draw down of $150 million. RGC may sell the shares of Class A common stock purchased pursuant to the purchase agreement, including upon exercise of the warrants, from time to time on the Nasdaq National Market or in negotiated transactions at prices determined at the time of sale. See "Stock Purchase Agreement" and "Plan of Distribution" herein for a more detailed description of the terms of the purchase agreement pursuant to which RGC is acquiring our shares and the proposed public sale from time to time by it of our shares acquired pursuant to the purchase agreement, including upon exercise of the warrants. You should read this prospectus and any supplement carefully before you invest.

     In connection with each draw down notice delivered to RGC pursuant to the purchase agreement, we will supplement this prospectus to show:

     o    the delivery date of the notice of such draw down;

     o the dollar amount of the shares of Class A common stock proposed to be sold in such draw down;

     o the gross proceeds received by us from sales of Class A common stock to RGC pursuant to prior draw downs under the purchase agreement (excluding any proceeds from the proposed sale contemplated by that draw down notice and before deducting expenses paid by us) and the number of shares of Class A common stock sold to RGC pursuant to such prior draw downs;

     o the number and aggregate purchase price of shares of Class A common stock that have been sold to RGC upon exercise of the warrants; and

     o    the last reported price of the Class A common stock.

     Shares of our Class A common stock are traded on the Nasdaq National Market under the symbol "TGNT."

     Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 6. ____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

     WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


                              ____________________


                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

WHERE YOU CAN FIND MORE INFORMATION ABOUT TELIGENT........................    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    3

NOTE ON FORWARD-LOOKING STATEMENTS........................................    4

BUSINESS..................................................................    4

FINANCING PLAN............................................................    5

USE OF PROCEEDS...........................................................    5

RISK FACTORS..............................................................    6

DESCRIPTION OF CAPITAL STOCK..............................................   21

STOCK PURCHASE AGREEMENT..................................................   29

SELLING STOCKHOLDER.......................................................   32

PLAN OF DISTRIBUTION......................................................   33

LEGAL MATTERS.............................................................   36

EXPERTS...................................................................   36

               WHERE YOU CAN FIND MORE INFORMATION ABOUT TELIGENT

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the Public Reference Room, including hours of operation, may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048 or via the Internet at the SEC's home page at http://www.sec.gov.

     This prospectus constitutes part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the securities RGC is selling hereby. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC may not be complete and, in each instance, you should refer to the copy of the document filed with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 1999;

     2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     3. Our Current Reports on Form 8-K dated January 18, 2000, April 7, 2000, September 11, 2000, October 4, 2000 and December 21, 2000; and

     4. The description of our Class A common stock in our Form 8-A filed on November 18, 1997.

     You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Teligent, Inc., 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182, telephone: (703) 762-5264.

                       NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. Forward-looking statements can be identified by the use of such forward-looking terminology as "believes", "expects", "may", "intends", "will", "should" or "anticipates" or the negative thereof or other variations thereon or similar terminology, or by discussions of strategy. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including those set forth under "Risk Factors."

     In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any supplement to this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   BUSINESS

     We are a full-service, facilities-based communications company. We offer small and medium- sized business customers local and long distance telephony, high-speed data and Internet access services over our digital SmartWave(TM) local networks. Our SmartWave(TM) local networks integrate advanced fixed wireless technologies with traditional broadband wireline technology. Our digital wireless technology provides many of the advantages of fiber and can transport information within the network at up to 155 Megabits per second, or Mbps, also known as OC-3 speed, via a point-to- point or point-to-multipoint radio. We believe this technology addresses the growing marketplace demand for the delivery of broadband applications and services. This demand results in part from the increased acceptance and reliance on the Internet by business users as well as the emergence of bandwidth intensive applications such as electronic commerce, streaming audio and video and large data file transfers.

     We believe we are well positioned to capture revenues in the rapidly growing, approximately $150 billion domestic business local exchange, long distance, Internet, and data communications markets. Incumbent local exchange carriers, or ILECs, who have historically provided local exchange services, have networks increasingly burdened by capacity constraints. These capacity constraints are a result of increased data traffic and the inherent inefficiency of the ILECs' older, copper wire-based networks. The need for companies that can alleviate this local access bottleneck, coupled with changes in the regulatory environment intended to enhance competition, has created opportunities for providers of broadband access such as ourselves.

     We recently announced a new initiative to provide wholesale telecommunications service in each of our 43 markets. In nine of these markets our sales efforts will be focused solely on acquiring new customers for our wholesale telecommunications service. We have begun to develop a suite of wholesale services that will comprise the core of our wholesale initiative. These services may include (i) the sale of excess capacity on our Smartwave(TM) local networks to carriers located in buildings on our network,
(ii) the provision of dedicated capacity on a build-to-suit basis, and (iii) the sale of capacity to mobile carriers for communications with cellular towers. We expect that the primary market for our wholesale services would be carriers and corporate customers.

     We believe the provision of these wholesale services will maximize utilization of excess capacity of our network assets both in buildings and individual markets and will result in the most efficient and profitable use of our spectrum in medium to smaller size markets. We also believe that the characteristics of fixed wireless and broadband provide an attractive alternative for customers and carriers seeking (i) broadband solutions in areas where fiber is not available, or (ii) to leverage the reach of existing fiber rings. However, we do not expect significant revenues from our wholesale services until approximately 2002.

     Our principal executive offices are located at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182. Our main telephone number is (703) 762-5100. For additional information about Teligent, you should consult the information sources listed above under the heading "Where You Can Find More Information About Teligent."

                                 FINANCING PLAN

     As of January 8, 2001, the Company had approximately $351 million of cash, cash equivalents, and short-term investments, which is expected to allow us to remain funded into the second quarter of 2001. Our credit facility, entered into on July 2, 1998, has been fully drawn-down.

     We anticipate supplementing these funds with proceeds of up to $250 million in connection with the purchase agreement with RGC that is described herein under "Selling Stockholder and Plan of Distribution." Based on our internal projections, we anticipate that we will be funded through 2001 if we receive these proceeds from RGC prior to the end of 2001. These projections may be materially different than the actual timing and amount of money required for the development of our business and to fund net operating expenses. See "Risk Factors -- We May Be Unable To Acquire The Significant Additional Capital Necessary To Develop And Expand Our Business Or Meet Our Operating Requirements." The equity financing from RGC of up to $250 million is contingent upon certain conditions described herein under "Selling Stockholder and Plan of Distribution," and there can be no assurance that we will be able to obtain all or any part of the $250 million equity financing from RGC or when such financing will be available or that we will be able to obtain any other additional financing on terms acceptable to us.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by RGC pursuant to this prospectus. Pursuant to the purchase agreement dated December 7, 2000, between us and RGC, we may from time to time through o, 2002 [18 months from effectiveness], sell up to an aggregate of $250 million of Class A common stock to RGC. We may also receive proceeds of up to approximately $18 million to the extent that RGC exercises warrants to acquire common shares, which shares are being registered for resale under the registration statement of which this prospectus is a part. We cannot assure you, however, that we will receive the full amount or that such amount will be available to us at anytime. We will use any proceeds from the sale of our shares to RGC and upon RGC's exercise of the warrants for general corporate purposes, including construction of our fixed wireless and fiber optic voice and data networks.

                                 RISK FACTORS

     An investment in our Class A common stock involves a high degree of risk. Before making an investment in shares of our Class A common stock, you should carefully consider the following risks, together with all of the other information included in this prospectus. Our business, financial condition and results of operations could be materially adversely affected by the realization of any of the following risks. In that event, the trading price of shares of our Class A common stock could decline and you could lose all or part of your investment.

WE HAVE HAD OPERATING LOSSES AND NEGATIVE CASH FLOW SINCE OUR INCEPTION, AND WE EXPECT THAT SIGNIFICANT LOSSES WILL CONTINUE IN THE FUTURE

     Development of our telecommunications infrastructure and other elements of our business is costly, and these costs have resulted in and will continue to result in negative cash flow at least until we establish a larger customer base and complete more of our network. We experienced losses from operations of $124 million for the three months ended September 30, 2000, $408 million for the nine months ended September 30, 2000, and $459 million for the year ended December 31, 1999. We experienced net losses of $228 million for the three months ended September 30, 2000, $548 million for the nine months ended September 30, 2000, and $529 million for the year ended December 31, 1999. We expect to continue to generate significant operating and net losses for several years. The extent to which we continue to experience negative cash flow in the future will be affected by a variety of factors including:

     o    our ability to sell existing customers additional services;

     o our ability to penetrate existing buildings and markets by adding new customers;

     o    our pace of entry into new markets;

     o the time and expense required for building our planned network including securing equipment with appropriate capabilities, securing building access, and installing the equipment and making it operational;

     o our ability to initiate and succeed at a wholesale telecommunications service sales effort in each of our markets, especially in nine markets where the sole focus will be on providing such service;

     o our ability to acquire fixed wireless spectrum in new and existing markets and retain fixed wireless spectrum in existing markets;

     o    our ability to raise additional funds to pursue our business plan;

     o our ability to accurately provision services for customers in a timely fashion;

     o    our ability to attract and retain customers;

     o the impact of changes in telecommunication laws and regulations (including laws concerning the Internet, and cable and electric companies);

     o our ability to secure acceptable interconnection arrangements with incumbent local exchange carriers, or ILECs, and Internet service providers, or ISPs;

     o the timely development and acceptance of our products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

     o    failure of vendors to supply critical telecommunications equipment;

     o our ability to adjust to rapid changes in technology, services and industry standards;

     o the willingness of users to substitute competitors' products and services for our products and services;

     o our success in gaining regulatory approval of our product and service offerings, when required;

     o    the intensity of industry competition;

     o our ability to identify and ally with suitable local partners in international markets; and

     o    general economic conditions.

WE MAY BE UNABLE TO ACQUIRE THE SIGNIFICANT ADDITIONAL CAPITAL NECESSARY TO DEVELOP AND EXPAND OUR BUSINESS OR MEET OUR OPERATING REQUIREMENTS

     We will require significant capital to, among other things, finance the further development and expansion of our business and deployment of our services, including purchasing and installing equipment, operating our network, obtaining additional spectrum licenses, financing future acquisitions, investing in our international expansion and joint ventures, leasing office space, hiring and retaining employees, funding operating losses and for working capital and debt service purposes. Based on our current business plan, we expect to incur between $220 million and $250 million in capital investments in the year 2001.

     With our existing cash, cash equivalents and short-term investments, and the net proceeds from the sale of the $250 million of common stock pursuant to the purchase agreement (but not including any amount receivable upon exercise of the warrants), we expect to have sufficient funds to operate our business through 2001 based on our internal financial projections. However, the actual proceeds from sales of our common stock under the purchase agreement and the timing of receipt of such proceeds will depend on a number of conditions. The amount of any draw down is subject to conditions based on the market price of the common stock and the volume of trading prior to the draw down. Our ability to issue draw down notices is subject to the satisfaction of certain conditions. Further, RGC may terminate our right to effect any draw downs if we do not comply with certain conditions. See "Stock Purchase Agreement."

     The actual timing and amount of money required for development of our business and to fund net operating expenses may vary materially from our estimates and, consequently, we may require additional funds prior to the commencement of 2002. Some of the factors which could cause our estimates to vary include:

     o    significant departures from our current business plan;

     o accelerated roll-out of our products and services in our licensed market areas;

     o current or potential financial commitments associated with future acquisitions, international expansion or joint ventures;

     o    deployment delays;

     o    cost overruns associated with network deployment;

     o    engineering design changes in our network topology;

     o    timing of receipt of requisite regulatory approvals;

     o requirement to make payments on accelerated principal and interest or otherwise make payments upon a breach of covenant or an event of default under our credit facilities and other obligations;

     o inability to effect sales to RGC pursuant to the purchase agreement due to our failure to satisfy its conditions or otherwise;

     o    a downturn in general economic conditions of our industry;

     o    expenses associated with new spectrum acquisitions and auctions;

     o    other unanticipated expenses; and

     o    greater than anticipated operating losses.

     In such event, we may need to obtain additional financing earlier, which may include vendor financings and the sale or issuance of equity and debt securities. Stockholder approval may be required in connection with obtaining additional financing through the sale of shares of our common stock or securities convertible into shares of common stock. If we are unable to gain stockholder approval for these types of financings, our ability to fund our business could be materially adversely affected. Further, obtaining additional financing through the sale of shares of our common stock will be more difficult if we fail to maintain the listing of our common stock on the Nasdaq National Market or another national exchange or trading market.

     We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain additional financing could require us to modify, delay or abandon some of our planned future expansion or expenditures and could have a material adverse effect on our business, financial condition and results of operations, or could force us to seek bankruptcy protection or cease doing business.

     Because we may not have adequate sources of cash to service our debt, finance anticipated capital expenditures, finance possible future acquisitions and fund working capital requirements, we may need to refinance our debt obligations, and we do not know if this refinancing will be available, or available on reasonable terms. If we are unable to obtain adequate financing or refinancing on satisfactory terms, we would have to consider other options in order to meet our debt service requirements, such as altering our business plan, selling certain assets or additional equity or pursuing other alternatives available to us.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE

     The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including the following:

     o variations in our operating results and the difference between our actual results and the results expected by investors and securities analysts;

     o    our ability to obtain financing;

     o    rumors in the marketplace regarding our activities;

     o    additions or departures of key personnel;

     o announcements of technological innovations or new services by us or our competitors;

     o conditions or trends in the telecommunications industry, including regulations;

     o changes in the market valuations of other telecommunications and fixed wireless telecommunications companies;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    press and securities analyst reports; and

     o sales of shares of our common stock or other securities in the open market.

     We do not meet all the maintenance standards for listing on the Nasdaq National Market, and, therefore, the NASD has the discretion to remove our shares from listing on the Nasdaq National Market. If we are delisted, the liquidity of our common stock may be adversely affected, which may adversely affect our stock price. If such an event were to occur, we would appeal the action and attempt to maintain the listing of our shares. If our appeal were unsuccessful, then we would attempt to list our shares on the Nasdaq SmallCap Market. However, even if we are successful in listing our shares on the Nasdaq SmallCap Market, the liquidity of our common stock may still be adversely affected, which may adversely affect our stock price.

     Any negative change in investors' and securities analysts' perceptions of the prospects of telecommunications or fixed wireless telecommunications companies could further depress our stock price, regardless of our operating results. Other broad market industry factors may also decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation has often been initiated. Litigation of this type, if initiated, could result in substantial costs and a diversion of management's attention and resources.

OUR SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY

     We have a substantial amount of debt outstanding. As of January 2001, we had outstanding $300 million aggregate principal amount of 11.5% Senior Notes due 2007, $440 million in aggregate principal amount of 11.5% Senior Discount Notes due 2008, and $800 million under our term loan facility. In addition, subject to any restrictions in our credit facility and indentures that govern our notes, we may borrow additional funds to acquire telecommunications assets.

     Our high level of debt could have important consequences to you, including:

     o we may not be able to earn enough money to pay interest and principal on our debt and to make our planned capital expenditures;

     o we may have difficulty borrowing money in the future for working capital, capital expenditures or other purposes;

     o we will need to use a large portion of the money we earn to pay principal and interest on our debt, which will reduce the amount of money we can use in our business;

     o our debt level reduces our flexibility in planning for, or reacting to, changes in our business and markets;

     o we may have a much higher level of debt than our competitors, which may put us at a competitive disadvantage; and

     o our debt level makes us more vulnerable to changes in general economic conditions and downturns in our business.

OUR DEBT INSTRUMENTS IMPOSE SIGNIFICANT RESTRICTIONS ON OUR BUSINESS AND FINANCING ACTIVITIES

     The indentures, the credit agreement and other instruments governing our debt impose significant operating and financial restrictions on us, including certain limitations on our ability to incur additional debt, pay dividends, redeem capital stock, sell assets, engage in mergers or acquisitions or make investments, transact with affiliates, sell stock of subsidiaries and place liens on our assets. In addition, our credit facility contains certain covenants, including covenants regarding the achievement of certain performance targets and the maintenance of certain financial ratios.

     We may not be able to comply with the covenants in the credit agreement or indentures. Failure to observe or perform one or more of the covenants at any given time will require us to obtain a waiver or consent from the lenders, or refinance our credit facilities. Such a waiver, consent or refinancing may not be available to us on reasonable terms. A breach of these covenants, ratios or restrictions in our credit facilities also could result in an event of default. Upon the occurrence of an event of default under our credit facilities, the lenders could elect to declare all amounts outstanding under our credit facilities, together with accrued interest, to be immediately due and payable. If we are unable to repay these amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the facilities accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness. Our failure to comply with any of these covenants or restrictions could also limit our ability to obtain future financings. Limitations on our ability to obtain future financings could also have a material adverse effect on our operations, the market price of our securities and/or our ability to make principal and interest payments on outstanding debt or distributions on our common stock.

WE HAVE A LIMITED OPERATING HISTORY, AND RAPID EXPANSION OF OUR OPERATIONS MAY PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT, FINANCIAL AND OTHER RESOURCES

     We began operations in 1997. The execution of our business plan has resulted in, and is expected to continue to result in, rapid expansion of our operations. Our ability to manage this expansion effectively will depend upon our ability to:

     o    manage operations;

     o    control costs;

     o    maintain regulatory compliance;

     o    maintain customer satisfaction;

     o maintain and expand our internal management, administrative, technical, information, billing and accounting systems;

     o attract, assimilate and retain qualified management and professional and technical personnel; and

     o    integrate acquired businesses.

     If we are unable to achieve any of the above in an efficient manner and at a pace consistent with the growth of our business, customers could experience connection delays and lower levels of customer service. Failure to meet the demands of customers and to manage the expansion of our business and operations could have a material adverse effect on our business, financial condition and results or operations.

WE RELY ON A LIMITED NUMBER OF THIRD PARTIES TO SUPPLY TELECOMMUNICATIONS EQUIPMENT CRITICAL FOR THE SERVICES WE PROVIDE

     We currently obtain our telecommunications equipment from a limited number of suppliers. Any delay, reduction or interruption in supply from any of our suppliers, or failure of equipment to meet our standards could disrupt our ability to deploy our telecommunications infrastructure. Further, we do not have the capability to manufacture, nor do we anticipate establishing the capability to manufacture, any of our telecommunications equipment. Additionally, our suppliers may not be able to manufacture and deliver the volume of equipment we need.

THE MARKET FOR OUR FIXED WIRELESS SERVICE IS NEW AND WIDESPREAD ACCEPTANCE IS UNCERTAIN

     Fixed wireless telecommunications services represent an emerging sector of the telecommunications industry, and the demand for these services is uncertain. We expect that substantial marketing efforts, time and expense will be required to stimulate demand for our wireless services. Substantial markets may not develop for our wireless services, or, if such markets were to develop, we may not be able to attract and maintain a sufficient revenue-generating customer base or operate profitably.

OUR ABILITY TO SECURE BUILDING ACCESS AFFECTS OUR OPERATIONS

     In order to obtain the necessary access to install our transmit/receive antennas and to provide service to our intended customers, we must secure roof and other building access rights or rights to access other line-of-sight locations. We must also secure access to conduits and wiring within each building or other structure on which we propose to install our equipment, and may require construction, zoning, franchises or other governmental permits. We may not succeed in obtaining the roof and other building access rights from the building owners or the construction, zoning, franchises or other governmental permits, necessary to establish wireless services to all or most potential customers in our market areas at reasonable costs or on favorable terms, or at all, and delays or failures in obtaining such rights or permits may also have a material adverse effect on our business, financial condition and results of operations.

LINE-OF-SIGHT AND DISTANCE REQUIREMENTS PLACE RESTRICTIONS ON OUR OPERATIONS

     Line-of-sight and distance limitations generally do not present problems in urban areas due to the existence of tall structures from which to transmit and the concentration of customers within a limited area. Line-of-sight and distance limitations in non-urban areas can arise due to lack of structures with sufficient height to clear local obstructions. We generally expect to be able to install additional antennas to resolve line-of-sight and distance issues. However, these limitations may render our wireless services uneconomical in certain locations. In such cases, we may (1) decide to provide services that are uneconomical in the short term, (2) use alternative methods of transmission to provide services on a more economical basis, or (3) decide not to provide services to potential customers in these locations.

OUR NETWORK MAY EXPERIENCE FAILURE OR DELAYS AND ERRORS IN TRANSMISSION AND EXPOSE US TO POTENTIAL LIABILITY

     Our network consists of a complex collection of various communications equipment, software, operating protocols and proprietary applications for the broadband transmission of large quantities of data. It is possible that data carried over our networks may be lost, delayed or distorted. Loss, delay or distortion of customer data may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing and usage, may be discovered only at a later date. The failure of any of our network components due to yet undiscovered faults and software bugs could result in the interruption of customer service until we effect the necessary repairs. Such a failure, fault or loss could also result from other causes, including natural disasters, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays and service interruptions and expose us to customer liability or require expensive modifications to our network that could have a material adverse effect on our business.

WE MAY BE UNABLE TO ADJUST TO RAPID CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

     The telecommunications industry has experienced rapid technological advances, changes in end-user requirements, frequent introduction of new services, evolving industry standards and decreases in the cost of equipment. We expect these changes to continue, and believe that our long- term success will increasingly depend on our ability to offer services that take advantage of advanced technologies and to anticipate or adapt to evolving industry standards. Changes in technology pose the following risks:

     o our wireless services may become economically or technically outdated by technology or services now existing or developed and used in the future;

     o we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

     o    our inventory of equipment may be rendered obsolete.

WE OPERATE OUR BUSINESS IN A HIGHLY COMPETITIVE INDUSTRY

     The telecommunications industry is highly competitive, and we expect that competition will intensify in the future. We compete with a wide range of service providers for each of the wholesale and retail services that we provide, including the regional Bell operating companies, ILECs, competitive local exchange carriers, and ISPs. These include, but are not limited to, Winstar Communications, Inc., XO Communications, Inc., Worldcom, Inc., AT&T Corp., and Sprint Corp. Many of our competitors have long-standing relationships with customers and suppliers in their respective industries, greater name recognition, less leverage and significantly greater financial, technical and marketing resources than we do. Moreover, as competition continues to increase in the telecommunications market, we expect a significant increase in general pricing pressures. We expect to compete on the basis of local service features, quality, price, reliability, customer service and rapid response to customer needs while providing local and long distance voice, data, video and Internet access.

     Since the launch of our commercial services, we have marketed our telecommunications services to potential customers in 43 markets. However, we may not be able to compete effectively in any of our market areas. At this time, we have not obtained significant portions of the telecommunications business in any of our existing markets, nor do we expect to do so in the near future given the size of the local telecommunications market, the intense competition therein and the diversity of customer requirements.

     In the fourth quarter of 2000, we announced a new initiative to provide wholesale telecommunications service in each of our existing 43 markets. In nine of these markets, we plan to transition to provide exclusively wholesale services to new customers. We may not be able to compete effectively for the wholesale telecommunications market in any of these market areas. Other ILECs, as well as metrofiber providers, will be our primary competition in the wholesale market.

     Advances in communications technology are continuing and other new technologies may become competitive with technologies that we deploy. For example, there are several alternatives for providing high-bandwidth capacity, including coaxial cable, unlicenced spectrum, fixed wireless spectrum at various frequency bands, laser technology and digital subscriber line technology. Changes in the marketplace and the regulatory and legislative environment are also taking place, potentially increasing the number of competitors we may face. For example, recently the first ILECs affiliated with a regional Bell operating company provided in-region long distance services pursuant to Section 271 of the Communications Act of 1934. Verizon was granted this authority in December 1999 for the State of New York and began offering a full bundle of services on January 5, 2000. SBC Communications was granted similar authority for the State of Texas on June 30, 2000, and the States of Kansas and Oklahoma on January 19, 2001. Other ILEC Section 271 applications for providing like services have followed. We cannot predict the impact these developments will have on our ability to successfully market our services in these states. In addition, the growing consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry may create significant new competitors. For example, building owners and large real estate investment trusts have created competitive service providers of their own for servicing multi-tenant building complexes where we seek to compete. We cannot predict to what extent competition from such developing and future technologies or from such future competitors will have a material impact on our operations.

THE EXTENT TO WHICH ILECS COOPERATE WITH US AFFECTS OUR BUSINESS

     The Telecommunications Act of 1996, and the regulations thereunder, as well as other federal and state statutes and rules, create an obligation for the ILECs with whom we are competing to cooperate with us and other competitors, for example, by transferring customers and by providing interconnection, number portability, transport and unbundled network elements. If this cooperation is not provided appropriately, ILEC customers may not be able to communicate seamlessly with our customers and vice-versa, our customers may experience temporary loss of dial tone when they switch service or may experience other delays and inconvenience. Many competitive carriers, including Teligent, have experienced some or all of these problems and have lost some customers as a result.

WE ARE SUBJECT TO EXTENSIVE FEDERAL AND STATE LAWS, RULES AND REGULATIONS

     Our telecommunications services are subject to federal, state, local and foreign government regulation which continually change. These regulations often have a direct or indirect impact on the costs of operating our networks and, therefore, the profitability of our services. These regulations also have a direct or indirect impact on the costs our competitors incur and the prices they can charge, including their ability to price flexibly in response to competition and to handle various products and services to make their offerings more attractive to customers. Today, certain of our largest ILEC competitors have been granted pricing flexibility in some jurisdictions for certain services and others have been authorized to offer long-distance and other services that compete with our bundled offerings. We are not able to predict what effect these regulations and changes to these regulations will have on the telecommunications industry in general and on us in particular. In addition, if any communications regulatory body deems us to be an affiliate of any of our stockholders, we may be subject to financial or regulatory burdens or obligations to which we would not otherwise be subject.

     Federal and state regulatory decisions may be made regarding issues that may materially affect us, including, but not limited to, rules governing use of the spectrum licensed to us in any frequency band and the radio equipment we use, universal service, preemption of barriers to competition and access to rights-of-way and buildings. The Federal Communications Commission (the "FCC") recently adopted new rules for future fixed wireless licensing in the 24 GHz band which include rules to auction available spectrum on an Economic Area basis. In addition, the FCC adopted new service rules that provide 24 GHz licensees increased flexibility in network design. Two parties filed petitions for reconsideration of the Economic Area basis for the 24 GHz spectrum auctions, requesting that the FCC auction at least some of the spectrum in each market with a smaller geographic area. These petitions are still pending. The FCC is also considering whether to adopt additional rules to address non-discriminatory building access for all service providers. The FCC has recently issued the first order in this matter prohibiting new exclusive contracts for commercial buildings. Additional rules may never be adopted, and if they are, they may not enhance our ability to gain access.

     Although we do not intend to install wireless facilities in public rights-of-way, some municipalities nevertheless may claim that we must pay franchise or rights-of-way fees. As we and several other providers have experienced before, we may become involved in litigation or administrative proceedings regarding whether local franchise requirements must be satisfied and what constitutes use of public rights-of-way. We cannot predict that any regulation, litigation or proceeding will broaden our available opportunities or whether it will have a material adverse effect on our business, financial condition and results of operations.

     Certain of our interconnection agreements are currently being renegotiated because they have reached their expiration dates and others will reach their expiration dates and will become subject to renegotiation this year. While these agreements contain provisions for uninterrupted interconnection during the renegotiation period, we may not be able to obtain comparable provisions in the subsequent agreements or we may have to resort to the states for resolution pursuant to arbitration under the Telecommunications Act.

THE LOSS OR DECLINE IN VALUE OF OUR WIRELESS LICENSES OR OUR INABILITY TO RENEW OUR FIXED WIRELESS LICENSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     The FCC's current policy is to align the expiration dates of all fixed wireless licenses of a particular service such that they mature concurrently and, upon expiration, to renew all such licenses for ten years. The initial term of most currently outstanding fixed wireless licenses, including our 24 GHz licenses, expires on February 1, 2001. We filed our 24 GHz renewal applications on January 18, 2001. While custom and practice of the FCC establish a presumption in favor of granting renewal of licenses to licensees, this presumption requires that the licensee substantially comply with its regulatory obligations during the license period. We believe that we have been, and currently are, in substantial compliance with our fixed wireless licenses and have met the criteria for renewal expectancy for these licenses. If we subsequently fail to comply with our regulatory obligations, the FCC may choose not to renew one or more of our licenses, which would render us unable to provide service in the area covered by such licenses.

     The value of our licenses may change. Our licenses are essential assets, the value of which will depend significantly upon the success of our fixed wireless telecommunications operations and the future direction of the fixed wireless segment of the telecommunications industry. The value of licenses to provide fixed wireless services also may be affected by fluctuations in the level of supply and demand for such licenses. Any assignment of a license or transfer of control by an entity holding a license is subject to certain transfer restrictions, including prior federal regulatory approval, which may impact our ability to obtain additional licenses. In some instances, state regulatory approval as it relates to the provision of telecommunications services by the provider using such licenses in that state is required.

REGULATORY RESTRICTIONS ON FOREIGN OWNERSHIP OF STOCK MAY AFFECT OUR BUSINESS

     The Communications Act of 1934 imposes statutory limits on foreign ownership, with some exceptions, of the common stock of companies that directly or indirectly hold wireless and other common carrier licenses used in the telecommunications industry. We believe that we are currently in compliance with the Communications Act's foreign ownership limits and the applicable FCC rules, regulations, orders and notices related thereto. A significant amount of our common stock is held in nominee name and, thus, we are not aware of the citizenship of the actual beneficial owners of such shares. Moreover, shares of our stock, and the stock of some of our significant stockholders, are publicly traded and thus ownership is subject to change at any time upon any transfer of direct or indirect ownership of our common stock. Further, holders of our convertible preferred stock may in the future register their shares for resale and convert them to shares of our Class A common stock, resulting in more publicly traded common stock. Accordingly, we cannot guarantee that we will remain in compliance with the Communications Act's foreign ownership limits.

     If the FCC were to determine that the foreign ownership of our stock exceeded the Communications Act's foreign ownership limits and the related FCC orders, it could revoke our licenses, require us to take actions necessary to reduce such foreign ownership so as not to exceed the statutory limits, or determine that it was in the public interest to allow us to maintain such foreign ownership levels. Our certificate of incorporation authorizes the board of directors to redeem equity securities owned by non-U.S. citizens and companies at their then-current market value in order to ensure compliance with the Communications Act and the FCC's rules. See "Description of Capital Stock--Restriction on Foreign Ownership" for a more complete description. These restrictions on foreign ownership could adversely affect our ability to attract additional equity financing from entities that are, or are owned by, non-U.S. persons.

OUR ENTRY INTO VARIOUS INTERNATIONAL MARKETS WILL SUBJECT US TO MANY ADDITIONAL RISKS AS WE SEEK TO ENTER SUCH MARKETS AND AS WE BECOME OPERATIONAL IN SUCH MARKETS

     We plan to and are currently expanding the offering of our telecommunications services internationally through joint ventures with local partners or otherwise. Certain risks inherent to our entering foreign markets and doing business within such markets include:

     o regulatory changes or limitations delaying, restricting or prohibiting us from providing our services, including the inability to acquire spectrum rights or other licenses or our failure to satisfy the requirements of those licenses once awarded;

     o    ability to enforce our rights under foreign laws;

     o our ability to successfully negotiate definitive agreements with our international joint venture partners;

     o our status as a minority partner in joint ventures limiting our ability to manage such joint ventures;

     o    difficulties in staffing and managing our international operations;

     o unanticipated changes in, or impositions of, regulatory requirements;

     o difficulties in obtaining acceptable interconnection agreements with foreign incumbent carriers;

     o unanticipated changes in tariffs, customs, duties and other trade barriers;

     o limitations on our flexibility in structuring our foreign investments imposed by the agreements governing our outstanding indebtedness;

     o    restrictions on capital or profit repatriations;

     o longer payment cycles and problems in collecting accounts receivable;

     o    political risks;

     o pricing pressures resulting from the entry of new competitors or strategic alliances of existing competitors;

     o    fluctuations in exchange rates of international currencies; and

     o potentially adverse tax consequences resulting from operating in multiple countries with different laws and regulations.

POSSIBLE FUTURE ACQUISITIONS MAY PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT, FINANCIAL AND OTHER RESOURCES

     We are continuing to evaluate potential acquisitions. The pursuit of acquisition opportunities will place significant demands on the time and attention of our senior management and may involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with our existing operations and operating the business after acquisition. In the event we conduct acquisitions in which the consideration paid includes cash, we may require additional financing earlier than expected. Employees and customers of acquired businesses may sever their relationships with these businesses during or after such an acquisition. We cannot assure you that we will be able to consummate any acquisitions successfully or integrate any business that we may acquire.

CONCERN OVER RADIO FREQUENCY EMISSIONS MAY ADVERSELY AFFECT OUR BUSINESS

     The use of wireless equipment has been alleged to pose health risks to humans due to radio frequency emissions from transmitting units, such as the units we use in our systems. Any allegations of health risks, if proven, could result in claims of liability on our part and adverse rulings. In addition, we could be required to reduce power in our transmissions or otherwise change the way we operate in order to reduce emissions to acceptable levels. Concerns over radio frequency emissions also may have the effect of discouraging the use of wireless communications devices such as ours. Any of these results could have a material adverse effect on our financial condition. In the United States, the FCC has adopted guidelines and methods for evaluating the environmental effects of such emissions from FCC regulated transmitters, including wireless antennas. The FCC has determined that the fixed wireless antennas which we currently deploy offer little potential for causing radio frequency exposure in excess of its guidelines. Although the current guidelines and methods generally are more stringent than those previously in effect, we believe that all of our equipment and operations comply with applicable FCC guidelines.

POTENTIAL FOR DILUTION

     As of December 7, 2000, we entered into a purchase agreement with RGC pursuant to which we may sell to RGC up to $250 million of our shares from time to time over a period of 18 months; the number of shares and price per share will depend on the market price of the shares at the time of the draw down. In connection with the purchase agreement, we also issued to RGC warrants to purchase up to an aggregate of 4,972,370 shares at an exercise price of $3.62 per share. The sale of shares to RGC pursuant to the purchase agreement and the issuance of shares upon exercise of the related warrants issued to RGC will have a dilutive impact on our existing stockholders. Subsequent sales of these shares in the open market by RGC may also have the effect of lowering our stock price, therefore increasing the number of shares issuable under the purchase agreement (should we choose to issue a draw down notice) and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and could result in dilution to the holders of our shares. Further, if we need to obtain additional financing, it may not be on terms favorable to us and such financing may cause additional dilution.

     To illustrate this potential for dilution, the following table provides examples of the number of shares potentially issuable for a given volume-weighted average trading price on the Nasdaq National Market ("VWAP") if we draw down the maximum amount of $250 million allowed under the purchase agreement:

--------------------------------------------------------------------------------
VWAP        Aggregate Draw Down Amount      Aggregate Number of Shares Issued
--------------------------------------------------------------------------------
$2.00                     $250,000,000                            131,578,947
--------------------------------------------------------------------------------
$3.00                     $250,000,000                             87,719,298
--------------------------------------------------------------------------------
$4.00                     $250,000,000                             65,789,474
--------------------------------------------------------------------------------
$5.00                     $250,000,000                             55,555,556
--------------------------------------------------------------------------------
$7.00                     $250,000,000                             37,593,985
--------------------------------------------------------------------------------

These share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

     The purchase agreement entered into with RGC is limited to a period of 18 months. Our ability to draw down the full $250 million allowed under the purchase agreement is dependent upon the stock price and average trading volume of our shares. See "Plan of Distribution".

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR BUSINESS

     We rely upon a combination of licenses, confidentiality agreements and other contractual covenants to establish and protect our technology, trade secrets and other intellectual property rights. We currently have four patent applications pending. We cannot be sure that the steps we have taken will adequately prevent misappropriation of our technology, trade secrets or other intellectual property. As needed, we will continue to file lawsuits and take other appropriate steps to protect other technology, trade secrets and other intellectual property rights. We believe that our business as currently conducted does not violate or infringe upon technology or intellectual property rights of others. A third party could assert a claim against us for the unauthorized use of their technology and, in the event of an unfavorable ruling on any such claim, a license or similar agreement to use technology that we rely upon in the conduct of our business may not be available on reasonable terms. Loss of such rights or failure to obtain similar licenses or agreements may have a material adverse effect on our business, financial condition and results of operations.

CERTAIN OF OUR STOCKHOLDERS HAVE ENTERED INTO AN AGREEMENT TO DESIGNATE MEMBERS OF OUR BOARD OF DIRECTORS

     Certain of our stockholders have entered into an agreement which provides, among other things, that the parties will vote their shares so that our board of directors shall consist of eight directors, of which three directors will be nominees of Liberty Media Corporation ("Liberty Media") and two directors will be nominees of Telcom-DTS Investors, L.L.C. ("Telcom-DTS"). The other three directors will be Alex J. Mandl for so long as he is our chief executive officer, and one director designated by each of Nippon Telegraph and Telephone ("NTT"), the holder of our Series B-3 common stock, and Hicks, Muse, Tate & Furst Incorporated ("HMTF") for so long as they maintain their respective stockholdings above specified thresholds. See "Description of Capital Stock--Common Stock--Stockholders' Agreement" for a more complete description. These stockholders may have interests that are inconsistent with each other and the interests of our other stockholders.

OUR CHARTER AND BY-LAWS CONTAIN PROVISIONS MAKING IT MORE DIFFICULT TO OBTAIN STOCKHOLDER APPROVAL IN CHANGE OF CONTROL SITUATIONS

     Our certificate of incorporation and by-laws contain provisions that could discourage certain transactions involving an actual or threatened change of control. In addition, our board of directors is authorized to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and other rights as our board of directors may determine. These provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us even though such a transaction might be economically beneficial to us and our stockholders. See "Description of Capital Stock" herein for a more complete description.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well

     We cannot predict the effect, if any, that future sales of our Class A common stock or the availability of shares for future sale will have on the market price of our Class A common stock from time to time. Based on information which is current to December 31, 2000, 9,383,357 shares of our Class A common stock are issuable upon conversion of our outstanding Series A preferred stock. These shares may be resold in the public market immediately. Other shares of our common stock issued in the future may become available for resale in the public market from time to time, and the market price of shares of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our failure to hire or retain qualified personnel could harm our business

     There is significant competition for employees with requisite skills. We may not be able to attract sufficient qualified employees in the future to sustain and grow our business, and may not be successful in motivating and retaining the employees we are able to attract. Employees trained by us may leave to work at companies that compete with us.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is based upon our certificate of incorporation, the certificate of designation relating to the Series A preferred stock, our by-laws and applicable provisions of law. The following description is qualified in its entirety by reference to such certificate of incorporation, certificate of designation, and by-laws, which have been filed as exhibits to earlier registration statements filed by us with the SEC. See "Where You Can Find More Information About Teligent" for information sources at which you can locate copies of our certificate of incorporation, certificate of designation, and by-laws.

     Certain provisions of our certificate of incorporation, certificate of designation, and by-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for shares held.

Authorized and Outstanding Capital Stock

     Our authorized capital stock consists of 570,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of the 570,000,000 authorized shares of our common stock, 500,000,000 shares are designated as Class A common stock and 70,000,000 shares are designated as Class B common stock. Of the 70,000,000 authorized shares of Class B common stock, 50,000,000 shares are designated as Class B, Series 2 (the "Series B-2 common stock") and 20,000,000 shares are designated as Class B, Series 3 (the "Series B-3 common stock"). As of December 31, 2000, there were 42,423,082 shares of Class A common stock issued and outstanding; 15,477,210 shares of Series B-2 common stock issued and outstanding, held by Telcom Ventures, Inc.; 5,783,400 shares of Series B-3 common stock issued and outstanding, held by NTT; and 22,578,100 shares of Class A common stock were reserved for issuance upon exercise of outstanding options and warrants, as well as 9,383,356 shares of Class A common stock reserved for issuance upon conversion of Series A preferred stock. Of the 10,000,000 shares of preferred stock authorized at December 31, 2000, 539,543 shares of Series A preferred stock due 2014 are outstanding.

     Our Class A common stock is admitted for trading on the Nasdaq National Market and trades under the symbol "TGNT." The Transfer Agent and Registrar for our Class A common stock is First Union National Bank.

Common Stock

     Voting Rights. In general, the rights of Class A common stock and Class B common stock stockholders are substantially identical, except that until the number of shares held by holders of the respective Series B-2 and Series B-3 common stock fall below certain thresholds, such holders will each have the right to elect a director to the Company's board of directors. As described below, the Series A preferred stock votes on an as-converted basis with the holders of Class A common stock.

     There are currently eight directors. According to our certificate of incorporation, the holders of Class A common stock, the holders of Class B common stock and the holders of Series A preferred stock, voting together as a single class, are entitled to elect five members of our board of directors. The other three directors are elected by the holders of Series B-2 common stock, holders of Series B-3 common stock and the holders of the shares of Series A preferred stock purchased by HMTF, respectively. Some of our stockholders have entered into an agreement governing how they vote their shares to elect members of our board. The election of directors is further described below. See "Stockholders' Agreement" below for a more complete description.

     Pursuant to our certificate of incorporation, the holders of Series B-2 common stock, voting as a separate class, are entitled to elect one member of our board of directors. However, if at any time the number of issued and outstanding shares of Series B-2 common stock is less than 10% of the aggregate number of issued and outstanding shares of common stock then, without any further action by us or any other party, all such issued and outstanding shares of Series B-2 common stock will automatically be converted into an equal number of shares of Class A common stock and the holders of the converted Series B-2 common stock will no longer be entitled to elect a director by virtue thereof.

     If at any time (A) the number of issued and outstanding shares of Series B-3 common stock is less than (1) 3% of the aggregate number of issued and outstanding shares of common stock or (2) 1,156,680 shares of Series B-3 common stock or (B) NTT or any person or entity controlled by it chooses at any time to engage in, or make a material investment in any person or entity whose principal business is, the provision in the United States of any terrestrial fixed wireless local telecommunications services we offer in the same market segments (e.g., business or residential), then, without any further action by us or any party, all such issued and outstanding shares of Series B-3 common stock will automatically be converted into an equal number of shares of Class A common stock and the holders of the converted Series B-3 common stock will no longer be entitled to elect a director.

     Except as otherwise required by law or, as described herein, the holders of shares of common stock and the Series A preferred stock vote together as a single class on all matters presented to a vote of stockholders. Each registered holder of common stock is entitled to one vote per share, and each holder of Series A preferred stock is entitled to one vote per share of common stock into which the Series A preferred stock is convertible. There is no cumulative voting.

     Stockholders' Agreement. Alex J. Mandl, Liberty Media, Telcom-DTS, and Microwave Services, Inc. ("Microwave Services"), entered into a stockholders' agreement dated January 13, 2000. The stockholders' agreement provides that the parties will vote their shares so that our board shall consist of eight directors, of which three directors will be nominees of Liberty Media and two directors will be nominees of Telcom-DTS. The other three directors will be:
Alex J. Mandl for so long as Alex J. Mandl is our chief executive officer; one director nominated by NTT, the holder of our Series B-3 common stock, for so long as the holders of Series B-3 common stock are entitled to designate a director; and one director nominated by HMTF and its affiliates and their officers, directors, partners and employees and their families for so long as such group holds a specified amount of shares of Series A preferred stock or shares of Class A common stock issued upon conversion thereof. In the event that Alex J. Mandl is no longer a director, NTT is no longer entitled to designate a director or HMTF is no longer entitled to designate a director, the replacement for such director will be an additional designee mutually acceptable to each of the nominees of Liberty Media, Telcom-DTS and one other director. The stockholders' agreement terminates on the earlier of the following: (1) the consummation of a merger transaction in which all of the outstanding shares of Class A common stock of the Registrant are acquired by any party and (2) September 30, 2001.

     The following persons are currently directors of our company: Carl Vogel, David J. Berkman, Thomas O. Hicks, Gary S. Howard, Alex J. Mandl, Tetsuro Mikami, Neera Singh and Dr. Rajendra Singh.

     Transfers of Certain Common Stock. Under our certificate of incorporation, no holder of shares of Class B common stock may transfer, and we may not register, or permit the transfer agent for such common stock to register, the transfer of any shares of Class B common stock or any interest therein, whether by sale, assignment, gift, bequest, pledge, hypothecation, encumbrance, or any other disposition, except to a Permitted Transferee (as defined below) of such holder. If a holder of shares of Class B common stock transfers any such shares to any person or entity other than a Permitted Transferee of such holder, such transfer, without any further action by us or of any party, will automatically convert such shares into an equal number of shares of Class A common stock from the date of such transfer. The certificate of incorporation defines "Permitted Transferee" to mean only: (1) in the case of any holder of shares of Series B-2 common stock, Dr. Rajendra Singh, Neera Singh and any corporation, partnership or other business entity directly or indirectly controlled by Dr. Rajendra Singh, Neera Singh or their respective executors (to the extent acting in such capacity) or direct descendants; provided, however, that if any holder of Series B-2 common stock ceases to be so controlled, then any shares of Series B-2 common stock held by such holder will be deemed to have been transferred to a person or entity other than a Permitted Transferee; and (2) in the case of any holder of shares of Series B-3 common stock, NTT and any corporation, partnership or other business entity directly or indirectly controlled by NTT at the time of transfer.

     Any holder of shares of Class B common stock, or any Permitted Transferee of such holder, may grant a security interest in, or pledge, pursuant to a bona fide financing arrangement involving the holder or Permitted Transferee, all or any portion of the holder's or Permitted Transferee's shares of Class B common stock, if (1) the grant or pledge does not require registration or qualification pursuant to any federal or state securities laws and (2) we receive copies of any instruments evidencing the grant or pledge and the secured party's or pledgee's written acknowledgment that it has reviewed the terms of the certificate of incorporation. No such grant or pledge will by itself cause the conversion of any such shares of Class B common stock into shares of Class A common stock. If any secured party or pledgee (which is not a Permitted Transferee of the holder making such grant or pledge) forecloses upon any such shares of Class B common stock, such foreclosure, without any further action by us or any other party, will automatically and irrevocably convert such shares into an equal number of shares of Class A common stock from the date of such foreclosure.

     Voluntary Conversion into Class A Common Stock. Under our certificate of incorporation, each share of Class B common stock is convertible at any time, at the option of the registered holder, into one fully paid and nonassessable share of Class A common stock.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after distribution in full of any amounts to be distributed to holders of shares of preferred stock, unless otherwise required by law, holders of shares of common stock are entitled to receive all the remaining assets. Distribution of such remaining assets to the holders of common stock will be in proportion to the number of shares of common stock held by them. Under the certificate of incorporation, the holders of common stock will participate in such assets as if all classes and series of common stock constituted a single class of stock.

     Dividends. The holders of our shares of common stock will be entitled to receive, when, as and if declared by the board of directors, out of our assets which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. The payment of such dividends is subject to the preferential rights of holders of preferred stock. Under the certificate of incorporation, no dividend will be declared or paid in respect of any class of common stock unless the holders of all classes of common stock receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class. However, if any dividend is declared that is payable in shares of common stock, or in other rights to acquire shares of common stock, then (1) such dividend will be declared and paid at the same rate per share with respect to each class of common stock, (2) the dividend payable on shares of Class A common stock will be payable only in shares of, or in other rights to acquire shares of, Class A common stock and (3) the dividend payable on shares of each series of Class B common stock will be payable only in shares of, or in other rights to acquire shares of, the same series of Class B common stock.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for our Class A common stock and our Series B-2 common stock is First Union National Bank. We serve as Transfer Agent and Registrar for our Series B-3 common stock.

Preferred Stock

     Under our certificate of incorporation, the board of directors has the authority to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock, are available for issuance without further action by the our stockholders, except to the extent stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may then be listed or quoted, or as required by our certificate of incorporation or by-laws.

     The 7 3/4% Series A Convertible preferred stock due 2014 has the following terms:

     Rank. The shares of Series A preferred stock rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution: (1) senior to all shares of common stock and to each other class of our capital stock or preferred stock, the terms of which do not expressly provide that it ranks senior to or on a parity with the shares of the Series A preferred stock as to dividend rights and rights on liquidation, winding-up and dissolution of our company; (2) on a parity with additional shares of Series A preferred stock issued by us and each other class of our capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank on a parity with the shares of the Series A preferred stock as to dividend rights and rights on liquidation, winding-up and dissolution, if we, in issuing the shares, comply with applicable provisions in the certificate of designation; and (3) junior to each class of our capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank senior to the shares of Series A preferred stock as to dividend rights and rights upon liquidation, winding-up and dissolution, if we, in issuing the shares, comply with applicable provisions in the certificate of designation.

     Dividends. The holders of the shares of Series A preferred stock are entitled to receive with respect to each share of Series A preferred stock, out of funds legally available for the payment of dividends, dividends at a rate per annum of 7 3/4% of the then-effective liquidation preference. Such dividends shall be cumulative from the date of issuance of the Series A preferred stock and shall be payable quarterly in arrears. We shall make any dividend payments with respect to any period (1) prior to November 30, 2004, by delivery of shares of Series A preferred stock, and (2) after November 30, 2004, (a) in cash, (b) by delivery of shares of Series A preferred stock or (c) through any combination of the foregoing.

     Voluntary Conversion. The holders of shares of Series A preferred stock have the right, generally, at any time, to convert any of or all their shares of Series A preferred stock into a number of fully paid and nonassessable shares of Class A common stock equal to the then effective liquidation preference thereof plus accrued and unpaid dividends to the date of conversion divided by the conversion price in effect at the time of conversion. The initial conversion price is $57.50 per common share.

     Redemption. The shares of Series A preferred stock may be redeemed at any time commencing on or after November 30, 2004 (or earlier, if, under the certificate of designation, certain conditions relating to a change of control (as defined in the certificate of designation) shall have occurred), in whole or from time to time in part, at our election, at a redemption price payable in cash equal to 100% (or, under certain conditions described below relating to a change of control, 101%) of the then effective liquidation preference plus accrued and unpaid dividends from the last dividend payment date to the date fixed for redemption. Shares of Series A preferred stock (if not earlier redeemed or converted) shall be mandatorily redeemed by us on November 30, 2014, at a redemption price per share in cash equal to the then effective liquidation preference, plus accrued and unpaid dividends thereon from the last dividend payment date to the date of mandatory redemption.

     Change of Control. Upon occurrence of a change of control (as defined in the certificate of designation), the holders of Series A preferred stock shall have the right to either (a) continue to hold their shares of Series A preferred stock or securities issued in respect of Series A preferred stock in connection with such change of control and in compliance with the terms of the certificate of designation, (b) convert their shares of Series A preferred stock (including shares received as a special payment (defined below)) and, if the change of control occurs prior to November 30, 2004, receive the special payment on such shares or (c) elect to have their shares of Series A preferred stock redeemed by the Company or remarketed as described below.

     If the conversion option described above is selected with respect to a share of Series A preferred stock, the holder of such share of Series A preferred stock shall be deemed to have elected to convert such share in accordance with provisions of the certificate of designation and, if the change of control occurs prior to November 30, 2004, we shall issue, and the holder shall be entitled to receive, in respect of such share selected for the conversion option, a number of shares of Series A preferred stock determined pursuant to a formula set forth in the certificate of designation (the "special payment"). Any shares of Series A preferred stock received as a special payment may then be converted by the holder thereof as provided in the certificate of designation.

     If the redemption or remarketing option referenced above is selected with respect to a share of Series A preferred stock, such holder shall be deemed to have elected to waive such holder's right to receive the special payment with respect to such change of control and we shall thereafter have the option to either (a) have such share redeemed in accordance with the provisions for optional redemption contained in the certificate of designation, except that, if the change of control occurs prior to November 30, 2004, the redemption price shall be 101% of the liquidation preference of such share plus accrued and unpaid dividends from the last dividend payment date to the redemption date, or (b) remarket such share for the account of such holder and, if the net proceeds to such holder of such remarketing are less than 101% of the liquidation preference of such share plus accrued and unpaid dividends thereon from the last dividend payment date to the date payment is received by such holder in respect of such share, we shall issue to and sell for the account of such holder a sufficient number of shares of Class A common stock to make up such shortfall. If we do not, within 180 days after the date of the our giving written notice of our election of (a) or (b) above, settle the claim with the holder pursuant to (a) or (b) above, then the holder shall have the option, for a period of 10 business days, of electing the conversion option described above.

     Voting Rights. The holders of the shares of Series A preferred stock are entitled to vote on all matters that the holders of our Class A common stock are entitled to vote upon. In exercising these voting rights, each share of Series A preferred stock shall be entitled to vote on an as- converted basis with the holders of our Class A common stock. The approval of the holders of at least a majority of the then-outstanding shares of Series A preferred stock, voting as one class, will be required for us to take certain actions. In addition, the holders of our Series A preferred stock, voting as a class, have a right to elect a director under certain circumstances. See "Common Stock--Voting Rights" above for a more complete description.

Restriction on Foreign Ownership

     Under our certificate of incorporation, the board of directors has all the powers necessary to ensure our compliance with the foreign ownership restrictions under the Communications Act of 1934, and the rules, regulations and decisions of the FCC. The board of directors' power includes the power to prohibit the transfer of any shares of our capital stock to any Foreign Owner and to take or cause to be taken such action as it deems appropriate to implement such prohibition. "Foreign Owner" means: (a) any person who is a citizen of a country other than the United States; (b) any corporation or other legal entity organized under the laws of any government other than the government of the United States or of any state, territory or possession of the United States; (c) any government other than the government of the United States or of any state, territory or possession of the United States; and (d) any representative of any of the foregoing or any entity owned, or whose capital was contributed in whole or in part, by any of the foregoing.

     Under the certificate of incorporation, any shares of our capital stock determined by the board of directors to be beneficially owned by any Foreign Owner, or with respect to which any Foreign Owner has voting rights, will be subject to redemption by action of the board of directors to the extent necessary to comply with foreign ownership restrictions. In such event, the redemption price of the shares to be redeemed will be equal to the fair market value of such shares, as determined by the board of directors in good faith. Under the certificate of incorporation, the redemption price of such shares may be paid in cash, securities or any combination thereof. Such redemption will be upon such other terms and conditions as the board of directors shall determine.

     We have entered into a stockholders' agreement with holders of the Class B common stock. The stockholders' agreement provides for certain rights and obligations with respect to our ownership and governance. The stockholders' agreement also provides for certain rights and obligations of the parties thereto relating to our compliance with the foreign ownership restrictions under the Communications Act of 1934 and the rules, regulations and decisions of the FCC.

     Under the stockholders' agreement, if we are required by a change in law or other circumstance to reduce the level of foreign ownership in us and we are unable to obtain a waiver of such requirement, we will have the right, and will be required, at the holder of the Series B-3 common stock's election, to refuse to sell our stock to any Foreign Owner if such a transaction would have an adverse impact on the holder of the Series B-3 common stock's ability to hold its then existing share ownership in us. In addition, we will have the right, and will be required, at the election of any party to the stockholders' agreement, to repurchase for cash, to the extent permitted by applicable Delaware corporation law, shares first from all other Foreign Owners other than the parties to the stockholders' agreement, if applicable, and thereafter from each party to the stockholders' agreement, on a pro rata basis in accordance with the stockholders' agreement.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and By-laws and the Delaware General Corporation Law

     Our certificate of incorporation provides disproportionate voting rights to the Class B common stock to elect a majority of the members of our board of directors relative to the Class A common stock and authorizes our board of directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights as the board of directors may determine. The certificate of incorporation further provides that stockholders are not entitled to call a special meeting of stockholders, nor to require the board of directors to call such a meeting. The certificate of incorporation also provides that stockholders are not entitled to act by written consent in lieu of a meeting; except that in connection with the election or removal of any Series B-2 Director or Series B-3 Director, the holders of the series of Class B common stock entitled to elect or remove such director may vote as a separate class by written consent in lieu of a meeting. In addition, the by-laws contain certain advance notice requirements that must be complied with by any stockholder who wishes to nominate any person for election to our board of directors or who otherwise wishes to properly bring business before an annual meeting of our stockholders. These provisions of the certificate of incorporation, together with the ability of Liberty Media to elect a majority of Teligent's board of directors, could discourage potential acquisition proposals and could delay or prevent a change of control of Teligent.

     Delaware Takeover Statute. We are subject to Section 203 ("Section 203") of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are both directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions on business combinations contained in Section 203 would not apply to any business combination between the current holders of the Series B-1 common stock or the current holders of the Series B-2 common stock, on the one hand, and us, on the other hand.

                           STOCK PURCHASE AGREEMENT

     On December 7, 2000, we entered into a purchase agreement with RGC as a private placement pursuant to Section 4(2) of the Securities Act of 1933. Pursuant to the purchase agreement, we may, from time to time and at our sole discretion during the 18 months following the date of effectiveness of the registration statement of which this prospectus is a part, effect a series of draw downs requiring RGC to purchase up to an aggregate of $250 million of our Class A common stock. Pursuant to the purchase agreement, we also issued warrants to RGC providing, upon vesting and exercise, for the issuance of up to 4,972,370 shares of our Class A common stock. Concurrently, we also entered into a registration rights agreement for the benefit of RGC to register, under applicable federal and state securities laws, our common stock to be issued to RGC under the purchase agreement and upon the exercise of the warrants.

     A draw down is initiated upon our delivery of a draw down notice that will include a draw down amount and a minimum price at which we are willing to issue stock to RGC. The maximum permitted amount of any draw down will be 90% of the VWAP of our common stock on the trading day preceding the date of the draw down notice multiplied by the average daily trading volume of our common stock during the 30 trading days preceding the date of such draw down notice. The minimum amount of any draw down is $1 million. If, on any given date, the maximum permitted draw down amount is less than $1 million or if the VWAP of our common stock is at or below $2 for the preceding trading day, we may not deliver a draw down notice.

     Pursuant to each draw down notice that we provide to RGC, it will purchase our common stock in three subtranches. The subtranche purchases will occur over a period of nine trading days and will close on every third trading day over the period of the draw down, or the fourth, seventh and tenth trading day after the delivery of the draw down notice.

     For each of the nine trading days during the draw down, 1/9th of the total draw down amount will be allocated to purchase our common stock on that trading day at a price equal to 95% of the VWAP of our common stock. If the VWAP of our common stock on any given trading day during the draw down is less than $2 then no shares will be purchased by RGC with respect to such day and the total amount of the draw down will be reduced by the 1/9th of the total draw down amount attributable to such day.

     The following table provides examples of hypothetical draw down amounts and shares to be issued given certain VWAPs and trading volumes and assuming we were to draw down the maximum amount allowed under the purchase agreement for each such draw down:

-------------------------------------------------------------------------------
Trading Day  VWAP    Volume    Draw Down Amount        Number of Shares Issued
(1)          (2)     (3)                    (4)                            (5)
-------------------------------------------------------------------------------
1            $3.50   800,000         $2,520,000                        757,895
-------------------------------------------------------------------------------
13           $3.25   790,000         $2,310,750                        748,421
-------------------------------------------------------------------------------
25           $3.00   820,000         $2,214,000                        776,842
-------------------------------------------------------------------------------
37           $2.75   750,000         $1,856,250                        710,526
-------------------------------------------------------------------------------
49           $2.50   775,000         $1,743,750                        734,211
                                     ----------                        -------
-------------------------------------------------------------------------------
                      Subtotal      $10,644,750                      3,727,895
-------------------------------------------------------------------------------

(1) "Trading Day" indicates the first trading day after issuance of a draw down notice. The total duration of a draw down period is nine days. After a draw down period has elapsed, a waiting period of three days is required before another draw down notice may be issued.

(2) Assumes the VWAP of our shares on our principal trading market for each trading day during the pricing period.

(3) The trading volume of our shares during the 30 trading days preceding the date of a draw down notice.

(4) The minimum permitted draw down amount is $1 million. The maximum permitted draw down amount is 90% of the VWAP of our shares on the trading day preceding the date of the draw down notice multiplied by the average daily trading volume for the 30 trading days preceding the date of such draw down notice. In this example, the maximum draw down amount has been used.

(5) The number of shares issued is calculated by taking the total draw down amount and prorating it over the nine trading days following the delivery of the draw down notice. Each of the prorated draw down amounts is then divided by 95% of the VWAP of our shares for that day. The aggregate of the shares issued over the nine days is the total number of shares issued for that draw down period. It is assumed that the VWAP of our shares on each of the nine trading days following the delivery of the draw down notice is equal to the VWAP of our shares on the trading day preceding such draw down notice.

These share prices are hypothetical and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock. In this hypothetical example, over the course of 49 trading days, we would issue an aggregate of 3,727,895 shares in five separate draw downs and would receive proceeds totaling $10,644,750.

     Our ability to issue a draw down notice is also subject to other factors including, but not limited to, our maintaining an effective registration statement for the resale by RGC of the shares to be issued pursuant to the purchase agreement, the accuracy of our representations and warranties, the amount being drawn down not resulting in the beneficial ownership by RGC of more than 9.9% of our outstanding shares on the draw down date, our performance of covenants and maintaining our listing on the principal trading exchange for our common stock at that time, which may include the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, (the "Principal Market"). See "Risk Factors - - Our Stock Price Has Been And May Continue To Be Extremely Volatile."

     RGC may terminate our right to effect any draw downs under the purchase agreement upon one trading day's notice if, among other things:

     o there is a material adverse change to our business or our financial condition;

     o we fail to issue shares of common stock to RGC on any settlement date;

     o we fail to remove any restrictive legend on any shares of common stock issued to RGC when required by the purchase agreement;

     o trading in our common stock is halted or suspended for a period of 10 consecutive trading days;

     o we fail to fulfill our obligations under certain sections of the purchase agreement;

     o we fail to maintain the effectiveness of our registration statement for the resale by RGC of the shares to be issued pursuant to the purchase agreement;

     o we fail to maintain the listing of our common stock on our Principal Market;

     o we sell, convey, or dispose of all or substantially all of our assets;

     o we assign for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for all or substantially all of our property or business;

     o    we become insolvent; or

     o we breach any material representation or warranty contained in the purchase agreement.

     During the 18-month period in which we may issue draw down notices pursuant to the purchase agreement, there are approximately 375 trading days. Assuming that all requirements for issuing a draw down notice are met, the maximum number of draw downs that may be issued during the duration of the purchase agreement is 31. Thus, in order to draw down the full amount of $250 million, the average purchase price per draw down would have to exceed $8,064,516. Unless our stock price and average daily trading volume increase significantly, we will be unable to draw down over the course of 18 months the full $250 million allowed under the purchase agreement and will not be able to finance operations through 2001 solely by draw downs under the purchase agreement.

     Up to 4,972,370 shares of our common stock will be issued by us upon the exercise of the warrants by RGC. Each warrant has an exercise price of $3.62 and a term of five years beginning December 7, 2000. Initially, 3,729,278 warrants vested on December 7, 2000, the date of the purchase agreement. The remaining 1,243,092 warrants will vest ratably with each draw down under the purchase agreement after we have drawn down $150 million. The warrants contain antidilution provisions which may adjust the exercise price and the number of shares issuable upon exercise of the warrants.

                               SELLING STOCKHOLDER

     The total number of shares that RGC may resell pursuant to this prospectus is 136,551,317. This number includes up to an aggregate of 131,578,947 shares that we may sell to RGC under the purchase agreement based upon the $1.90 minimum price at which the shares may be sold under the purchase agreement. This figure (which is 158% of the number of shares that would be issuable at a price per share of $3.16, the average of the high and low trading prices on January 22, 2001) should not be interpreted as a forecast of future share prices. Such shares are not deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 before their acquisition by RGC. The actual number of shares issuable to RGC under the purchase agreement is indeterminate and could be materially less than such estimated number depending on factors that cannot be predicted by us at this time, including, among other factors, the extent to which we decide to put shares to RGC under the purchase agreement and the future market price of our common stock. The total number of shares of common stock that may be sold by RGC also includes up to an aggregate of 4,972,370 shares issuable upon the exercise of the warrants. Only 3,729,278 of those warrants are immediately exercisable. The remaining 1,243,092 warrants will become exercisable only if, and to the extent that, RGC has purchased an amount of shares pursuant to the purchase agreement with a dollar value of at least $150 million. The actual number of shares offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares as may be issued by reason of any stock split, stock dividend or similar transaction involving the shares, in accordance with Rule 416(a) under the Securities Act of 1933.

     Prior to the execution and delivery of the purchase agreement, RGC had no material relationship with us and as of the date of this prospectus, does not own any of our Class A common stock. Pursuant to draw downs under the purchase agreement and upon the exercise of the warrants, RGC could become the holder of approximately 76% of our Class A common stock issued and outstanding as of December 31, 2000, assuming a VWAP of $2.00. However, pursuant to the terms of the purchase agreement and related warrants, we may exercise our right to issue a draw down notice, and RGC may exercise the warrants, only to the extent that the number of shares issuable, together with the number of shares owned by such holder and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised warrants and the unexercised or unconverted portion of any of our other securities (including the rights or obligations of RGC to purchase securities from us under the purchase agreement)), would not exceed 9.9% of the outstanding shares of our Class A common stock on the date of the draw down as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Further, we may not issue 20% or more of our common stock as of December 7, 2000, or 20% or more of our voting power outstanding as of December 7, 2000, without shareholder approval.

     Assuming that we fully exercise our rights under the purchase agreement and require RGC to purchase shares of our Class A common stock for a total purchase price of $250 million and also assuming that RGC sells all the shares it acquires from us pursuant to the purchase agreement and upon full exercise of the related warrant, RGC will no longer own any shares of our Class A common stock.

                             PLAN OF DISTRIBUTION

     The shares being sold by RGC pursuant to this prospectus, or, to the extent permitted, its pledgees, donees, transferees or other successors-in-interest, may be disposed of from time to time in one or more transactions, which may involve:

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o sales on the Nasdaq National Market, or any other Principal Market on which the shares trade at the time of sale, including directly with market makers acting as principal;

o privately-negotiated transactions, which include direct sales to purchasers and sales effected through agents;

o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by that broker or dealer for its own account;

o an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

o    transactions otherwise than in the over-the-counter market;

o    the writing of put or call options on the securities;

o    short sales of the shares and transactions covering short sales;

o the pledge of the security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves sell or transfer the securities or interest therein;

o the transfer of the securities by RGC to its partners, members or shareholders; or

o    a combination of any of the above.


     The sale price pursuant to this prospectus may be:

o    a fixed price;

o    the market price prevailing at the time of sale;

o    a price related to such prevailing market price;

o    a negotiated price; or

o such other price as RGC may determine from time to time, including sales below the market price.

     In addition, the shares may also be sold in private transactions or under Rule 144, rather than pursuant to this prospectus. RGC shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

     Market makers acting as principals, or brokers or dealers acting as agents for RGC or their customers, may receive compensation in the form of discounts, concessions or commissions from RGC and/or the purchasers of shares for whom such brokers or dealers may act as agents or to whom they may sell as principal or both, which compensation as to a particular broker or dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that RGC will attempt to sell the shares in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. RGC cannot ensure that all or any of the shares offered pursuant to this prospectus will, in fact, be sold by RGC or that RGC will not sell, gift or otherwise transfer any such shares by other means not described herein. RGC is deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933 with respect to any shares it sells pursuant to this prospectus, and any brokers, dealers or agents may de deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sale of the shares offered hereby. Accordingly, any discounts, concessions or commissions such broker, dealer or agent receives may be deemed to be underwriting compensation under the Securities Act of 1933.

     To the best of our knowledge, there are currently no plans, arrangements or agreements between RGC and any broker, dealer or agent regarding the sale of shares by RGC pursuant to this prospectus, and there is no assurance that any such plans, arrangements or agreements will be entered into. If RGC enters into such a material plan, arrangement or agreement (other than for ordinary and customary trading fees, discounts, or commissions) with a broker, dealer or agent, acting as principal, a prospectus supplement pursuant to Rule 424(b) under the Securities Act of 1933 or a post-effective amendment to the registration statement, if required, will be filed and distributed, disclosing, in addition to those items previously mentioned:

o    the name of any such broker, dealer or agent;

o    the number of shares involved;

o    the price at which such shares are to be sold;

o the commissions paid or discounts or concessions allowed to such broker, dealer or agent where applicable; and

o    other facts material to the transaction.

     In order to comply with securities laws of certain jurisdictions, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be sold unless the shares have been registered or qualified for sale in these jurisdictions, or an exemption from registration or qualification is available and complied with.

     RGC and any other persons participating in the sales of the shares pursuant to this prospectus may be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such Act, including, without limitation, Regulation M. In general, Regulation M prohibits any person connected with a distribution of our shares from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our shares.

     We have advised RGC that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of RGC and any of its affiliates. RGC has advised us that, during the time that RGC may be engaged in sales of shares registered under this prospectus, it will comply with Regulation M under the Securities Exchange Act of 1934.

     RGC will pay all commissions, transfer taxes and other expenses associated with its sale of the shares pursuant to this prospectus. However, we have contractual obligations to pay the expenses for the preparation of this prospectus under the purchase agreement. This prospectus must continue to be available to permit RGC to publicly resell the shares that it acquires from us under the purchase agreement and related warrants. We have also agreed to indemnify RGC and its affiliates, as well as its pledgees, donees, transferees or assignees who sell shares pursuant to this prospectus, against certain liabilities, including liabilities under the Securities Act of 1933, or if such indemnity is unavailable, to contribute to payments RGC or such persons may be required to make in respect of such liabilities.

                                  LEGAL MATTERS

     The validity of the securities in respect of which this prospectus is being delivered has been passed on for us by our counsel, Cravath, Swaine & Moore, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by Teligent in connection with sale of the securities being registered hereby. All amounts are estimates, except the registration fee.

Item                                                      Amount
----                                                      ------
Registration Fee                                         $107,875
Printing*                                                $ 25,000
Legal Fees and Expenses*                                 $100,000
Accounting Fees and Expenses*                            $ 10,000
Miscellaneous Expenses*                                  $  2,125
                                                         --------

     Total                                               $245,000
                                                         ========

         *Estimated


Item 15.      Indemnification of Directors and Officers

     The certificate of incorporation implements Section 102 of the Delaware General Corporation Law ("DGCL") by providing that no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereto is not permitted under the DGCL. Section 102 of the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Certificate of Incorporation

     Article Eighth of our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director or officer of ours and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless our Board of Directors authorized or consented to such proceeding (or part thereof). The right to indemnification conferred by Article Eighth includes the right to be paid by us for the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advance of expenses conferred in Article Eighth are not exclusive of any other right which any person may have or hereafter acquire under the certificate of incorporation, our by-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

By-laws

     Section 1 of Article VIII of the by-laws provides that, subject to
Section 3 of Article VIII, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that such person is or was a director or officer of ours, or is or was a director or officer of ours serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 2 of Article VIII of the by-laws provides that, subject to
Section 3 of Article VIII, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that such person is or was a director or officer of ours, or is or was a director or officer of ours serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3 of Article VIII of the by-laws provides that any indemnification under Article VIII (unless ordered by a court) will be made by us only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

     Section 5 of Article VIII of the by-laws provides that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of Article VIII. The basis of such indemnification by a court will be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of Article VIII nor the absence of any determination thereunder will be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to
Section 5 shall be given to us promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

     Section 7 of Article VIII of the by-laws provides that the indemnification and advancement of expenses provided by or granted pursuant to
Article VIII will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being our policy that indemnification of the persons specified in Sections 1 and 2 of Article VIII shall be made to the fullest extent permitted by law. The provisions of Article VIII are not deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VIII but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

     Section 8 of Article VIII of the by-laws provides that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of ours, or is or was a director or officer of ours serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII. Section 11 of
Article VIII of the by-laws provides that notwithstanding anything contained in Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 thereof), we will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by our Board of Directors.

     We have agreed to indemnify the selling stockholder and any underwriter acting on its behalf, their respective directors, officers, partners, employees, agents and each person who controls the selling stockholder or such underwriter, in connection with liability arising from inaccurate information contained in any registration statement, prospectus or applicable supplement or under any other state or federal securities law violation related to the offering or sale by the selling stockholder of the stock registered hereby. Likewise, the selling stockholder has agreed to indemnify us, our directors, certain of our officers and each person who controls us, against any and all liability arising from inaccurate information provided to us by the selling stockholder to be used in connection with such registration statement.

Insurance

     Our directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

Item 16.      Exhibits

     4.1    Form of Certificate for the Class A Common Stock, filed as Exhibit
            4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

     4.4 Stock Purchase Warrant, dated as of December 7, 2000, by the registrant in favor of RGC International Investors, LDC.*

     5.1 Opinion of Cravath, Swaine & Moore as to legality of the securities being registered.

    10.1 Stockholders' Agreement, dated as of January 13, 2000, by and among Alex J. Mandl, Liberty Media, Telcom-DTS, and Microwave Services filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, dated January 18, 2000, and incorporated herein by reference.

    10.2 Common Stock Purchase Agreement, dated as of December 7, 2000, by and between the registrant and RGC International Investors, LDC.*

    10.3 Registration Rights Agreement, dated as of December 7, 2000, by and among the registrant and RGC International Investors, LDC.*

    23.1    Consent of Cravath, Swaine & Moore (included in Exhibit 5.1).

    23.2    Consent of Ernst & Young LLP, Independent Auditors.

     * Incorporated by reference to Registrant's Current Report on Form 8-K filed December 21, 2000

Item 17.      Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraph (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on January 25, 2001.


                                            TELIGENT, INC.


                                            By: /s/ Alex J. Mandl
                                                -------------------------------
                                                Name:  Alex J. Mandl
                                                Title: Chairman of the Board,
                                                       CEO, President and COO


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                             Title                    Date
      ---------                             -----                    ----


/s/ Alex J. Mandl
-----------------------------    Chairman of the Board, CEO,    January 25, 2001
     Alex J. Mandl               President and COO (Principal
                                 Executive Officer)


/s/ John C. Wright
-----------------------------    Senior Vice President and CFO  January 25, 2001
     John C. Wright              (Principal Financial Officer
                                 and Principal Accounting
                                 Officer)



-----------------------------    Director
     David J. Berkman


/s/ Thomas O. Hicks
-----------------------------    Director                       January 25, 2001
     Thomas O. Hicks


/s/ Gary S. Howard
-----------------------------    Director                       January 25, 2001
     Gary S. Howard

      Signature                             Title                    Date
      ---------                             -----                    ----



-----------------------------    Director
     Tetsuro Mikami


/s/ Neera Singh
-----------------------------    Director                       January 25, 2001
     Neera Singh


/s/ Dr. Rajendra Singh
-----------------------------    Director                       January 25, 2001
     Dr. Rajendra Singh


/s/ Carl Vogel
-----------------------------    Director                       January 25, 2001
     Carl Vogel

                                  EXHIBIT INDEX


The following Exhibits are filed as part of this Registration Statement.

4.1 Form of Certificate for the Class A Common Stock, filed as Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381), dated November 26, 1997, and incorporated herein by reference.

4.4 Stock Purchase Warrant, dated December 7, 2000, by the registrant in favor of RGC International Investors, LDC.*

5.1 Opinion of Cravath, Swaine & Moore as to legality of the securities being registered.

10.1 Stockholders' Agreement, dated as of January 13, 2000, by and among Alex J. Mandl, Liberty Media, Telcom-DTS., and Microwave Services filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, dated January 18, 2000, and incorporated herein by reference.

10.2 Common Stock Purchase Agreement, dated December 7, 2000, by and between the registrant and RGC International Investors, LDC.*

10.3 Registration Rights Agreement, dated as of December 7, 2000, by and among the registrant and RGC International Investors, LDC.*

23.1    Consent of Cravath, Swaine & Moore (included in Exhibit 5.1).

23.2    Consent of Ernst & Young LLP, Independent Auditors.

   * Incorporated by reference to Registrant's Current Report on Form 8-K filed December 21, 2000